Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on June 30, 2016) pertaining to the Fortive Corporation Executive Deferred Incentive Plan of our reports dated March 3, 2016, with respect to the combined financial statements and schedule of Danaher NewCo (predecessor to Fortive Corporation) and the balance sheet of Fortive Corporation included in its Registration Statement (Form 10), as amended, for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA

June 30, 2016